Exhibit 99.1

Raptor Pharmaceuticals Provides

Update on Targeting Platforms

Enters Collaboration on

Receptor Associated Protein (RAP)

Supports NeuroTrans™ Platform with Japanese Patent

Novato, California, November 6, 2008 – Raptor Pharmaceuticals Corp. (“Raptor” or the “Company”) (OTC Bulletin Board: RPTP), today announced updates on its preclinical program which utilizes drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins. The Company signed a collaborative research agreement with the Brigham and Women’s Hospital involving the characterization of certain modified RAP proteins. At the Hospital, this research will be conducted in the laboratory of Dr. Stephen Blacklow. The Company has also announced today a patent issuance in Japan relating to the NeuroTrans™ program.

The collaborative research with Brigham and Women’s Hospital focuses on RAP sequence variants engineered for improved binding affinity and enhanced stability in complex with receptors. Under terms of the agreement, the Blacklow Laboratory, a substantial contributor to the study of RAP and its interactions, and researchers at Raptor will test RAP sequence variants designed to withstand temperatures, pH and other conditions that normally cause native receptor complexes to fail.

Todd C. Zankel, Ph.D., Chief Scientific Officer of Raptor, commented, “We are thrilled with the opportunity to work with Dr. Stephen Blacklow’s lab to develop effective RAP-based sequence variants that could increase the utility of RAP-based targeting platforms and potential therapeutics. RAP-based peptides engineered to withstand certain conditions, such as low pH, may bind better and demonstrate enhanced biological potency compared to proteins or peptides derived from the naturally occurring RAP sequence and will complement our growing in-house set of targeting peptides.”

Raptor also announced that the Patent Office of Japan will issue Raptor’s patent application 2003-515208 entitled “Compositions and Methods for Modulating Blood-Brain Barrier Transport.” Allowed claims concern methods for identifying molecules that cross from blood to brain through a specific receptor-dependent process. The patent is designed to provide some protection in Japan to Raptor’s NeuroTrans™ platform currently in development to potentially transport therapeutics from the blood to the brain.

Dr. Christopher M. Starr, President and CEO of Raptor, commented, “The progress we’ve made with our RAP-based development programs adds another layer of depth to our development pipeline. We believe that the proposed research with Brigham and Women’s Hospital is likely to add significant value to our RAP-based approach and the Japanese patent will aid in protecting our emerging NeuroTrans™ platform. Over the last year we have initiated three mid-stage clinical studies with in-licensed compounds while we advanced our RAP-based preclinical drug candidates and drug-targeting platforms. We have what we believe is a promising suite of clinical-stage product candidates and preclinical drug-targeting platforms that is designed to address a wide and growing range of unmet medical needs.”

About Raptor Pharmaceuticals Corp.

Raptor Pharmaceuticals Corp. (“Raptor”) is a development-stage biopharmaceutical company focused on improving drug targeting to expand the reach and benefit of existing therapeutics into underserved patient populations. The Company is currently running clinical trials in patients with aldehyde dehydrogenase (“ALDH2”) deficiency, nephropathic cystinosis and non-alcoholic steatohepatitis (“NASH”). Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins to that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that the Raptor collaboration with the Blacklow Laboratory at Brigham and Women’s Hospital may result in a significant or meaningful improvement to the RAP-based technology; that the RAP technology will result in successful delivery of potential therapeutics to its targeted tissue; that NeuroTransTM may transport therapeutics across the blood-brain barrier; and that any of our clinical or preclinical product candidates may be successfully developed. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products or acquiring products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that we are unable to retain or attract key employees whose knowledge is essential to the development of our products; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able to raise sufficient funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission (the “SEC”), which we strongly urge you to read and consider, including our Registration Statement on Form S-1 that was declared effective on August 7, 2008, and any amendments or supplements thereto; and our annual report on Form 10-K filed with the SEC on October 30, 2008, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our reports filed with the SEC. We expressly disclaim any intent or obligation to update any forward-looking statements.

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For more information, please contact:

The Ruth Group

Sara Ephraim (investors)	Janine McCargo (media)
(646) 536-7002	(646) 536-7033
sephraim@theruthgroup.com	jmccargo@theruthgroup.com